Exhibit 99.1

811 Louisiana Street, Suite 2100 Houston, TX 77002 713.584.1000

Targa Resources Corp. Prices $1.25 Billion Offering of Senior Notes

HOUSTON, TX—June 22, 2022 — Targa Resources Corp. (“Targa” or the “Company”) (NYSE: TRGP), announced today the pricing of an underwritten public offering (the “Offering”) of $750 million aggregate principal amount of its 5.200% senior notes due 2027 (the “2027 notes”) and $500 million aggregate principal amount of its 6.250% senior notes due 2052 (the “2052 notes” and, together with the 2027 notes, the “notes”) at a price to the public of 99.849% and 99.773% of their face value, respectively. The Offering is expected to close on July 7, 2022, subject to customary closing conditions.

The Company expects to use the net proceeds from the Offering to fund a portion of its previously announced acquisition of all of the outstanding interests in Lucid Energy Delaware, LLC for aggregate cash consideration of approximately $3.55 billion (the “Lucid Acquisition”). The Company expects the Lucid Acquisition to close in the third quarter of 2022, subject to customary closing conditions, including regulatory approvals. There can be no assurance that the Lucid Acquisition will be completed within the time frame anticipated or at all. The closing of the Offering is not contingent on the consummation of the Lucid Acquisition. If the Company does not complete the Lucid Acquisition, it expects to use the net proceeds from this Offering for general corporate purposes, which may include, among other things, repayment of indebtedness, capital expenditures, additions to working capital, investments in its subsidiaries and other acquisitions.

This Offering is being made pursuant to an effective shelf registration statement and prospectus filed by the Company, with the U.S. Securities and Exchange Commission and may be made only by means of a prospectus and prospectus supplement related to such Offering meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”). This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, except as required by law.

About Targa Resources Corp.

Targa Resources Corp. (NYSE: TRGP) is a leading provider of midstream services and is one of the largest independent midstream infrastructure companies in North America. The Company owns, operates, acquires, and develops a diversified portfolio of complementary domestic midstream infrastructure assets. The Company’s assets connect natural gas and natural gas liquids (NGLs) to domestic and international markets with growing demand for cleaner fuels and feedstocks. The Company is primarily engaged in the business of: gathering, compressing, treating, processing, transporting, and purchasing and selling natural gas; transporting, storing, fractionating, treating, and purchasing and selling NGLs and NGL products, including services to liquified petroleum gas exporters; and gathering, storing, terminaling, and purchasing and selling crude oil.

The principal executive offices of Targa Resources Corp. are located at 811 Louisiana, Suite 2100, Houston, TX 77002 and their telephone number is 713-584-1000.

811 Louisiana Street, Suite 2100 Houston, TX 77002 713.584.1000

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Company’s control, which could cause results to differ materially from those expected by management of the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the impact of pandemics such as COVID-19, commodity price volatility due to ongoing conflict in Ukraine, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries, the timing and success of business development efforts, the completion of the Lucid Acquisition, which may not be completed on a timely basis or at all, expected benefits relating to the Lucid Acquisition and their impact on the Company’s results of operations and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact the Company’s investor relations department by email at InvestorRelations@targaresources.com or by phone at (713) 584-1133.

Sanjay Lad

Vice President, Finance & Investor Relations

Jennifer Kneale

Chief Financial Officer